Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

PARROT, INC., as “Seller”,

AGEAGLE AERIAL SYSTEMS INC., as “Parent”,

and

AGEAGLE AERIAL, INC., as “Buyer”

dated as of October

18, 2021

i

ii

iii

Schedules

Schedule 1.01(a)	-	Sample Calculation of Closing Net Working Capital Amount for the Company

Exhibit

Exhibit A-1	-	Seller Invoice in re: Holdback Amount due December 31, 2022
Exhibit A-2	-	Seller Invoice in re: Holdback Amount due December 31, 2023

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 18, 2021, is entered into by and among Parrot, Inc., a New York corporation (“Seller”), on the one hand, and AgEagle Aerial Systems Inc., a Nevada corporation (“Parent”) and AgEagle Aerial, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Buyer” and together with Parent, “Buyer Group”), on the other hand.

Recitals

WHEREAS, Seller owns all of the issued and outstanding shares of senseFly Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the issued and outstanding shares of the Company (the “Shares”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I: “Accounting Firm” has the meaning set forth in Section 2.04(c)(iv).

“Acquisition Proposal” has the meaning set forth in Section 5.04.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AgEagle Group” has the meaning set forth in Section 9.14(a).

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Associated Rights” has the meaning set forth in Section 9.14(a).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Raleigh, North Carolina are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.06(b).

“Buyer Group” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Cash” means cash, security deposits and Cash Equivalents determined on a consolidated basis, using the policies, conventions, methodologies and procedures used by the Company in preparing the Financial Statements.

“Cash Equivalents” means investment securities with original maturities of ninety (90) days or less and credit card receivables incurred in the ordinary course of business.

“Closing” has the meaning set forth in Section 2.05.

“Closing Balance Sheet” has the meaning set forth in Section 2.04(b).

“Closing Cash” means the aggregate amount of all Cash of the Company as of the close of business on the day immediately preceding the Closing Date.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment Schedule” means a schedule, prepared by Seller, setting forth as of the close of business on the day immediately preceding the Closing Date, (a) the calculation of the Closing Date Purchase Price pursuant to Section 2.02; and (b) Seller’s wire transfer instructions.

“Closing Date Purchase Price” has the meaning set forth in Section 2.02(a)(vi).

“Closing Date Schedule” has the meaning set forth in Section 2.04(b).

“Closing Debt” means the aggregate principal amount of, and accrued interest on, all Debt of the Company as of the close of business on the day immediately preceding the Closing Date.

“Closing Net Working Capital Amount” means (a) the aggregate dollar amount of all assets properly characterized as current assets of the Company and that are of a type listed on Schedule 1.01(a) attached hereto (excluding, for the avoidance of doubt, Cash and prepaid Company Transaction Expenses), minus (b) the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Company and that are of a type listed on Schedule 1.01(a) attached hereto (excluding, for the avoidance of doubt, Taxes, Closing Debt and Unpaid Company Transaction Expenses), in the case of each of clause (a) and clause (b), as of the close of business on the day immediately preceding the Closing Date and calculated using the policies, conventions, methodologies and procedures used by the Company in preparing the Financial Statements. Schedule 1.01(a) attached hereto sets forth the Closing Net Working Capital Amount as if the Closing occurred on the Business Day immediately following the Interim Balance Sheet Date.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 5.06(a).

“Company Intellectual Property” has the meaning set forth in Section 3.11(c).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound (other than commercial, off-the-shelf software licenses to the Company).

“Company Pre-Closing Certificate” has the meaning set forth in Section 2.04(a).

“Company Transaction Expenses” means (a) the fees and disbursements payable to legal counsel, accountants or other advisors of the Company and Seller that are payable by the Company in connection with the transactions contemplated by this Agreement; (b) any amounts payable to any current or former employees, officers or directors of the Company as a result of the transactions contemplated by this Agreement pursuant to agreements in existence as of the date hereof and any associated withholding and payroll taxes; (c) all other miscellaneous expenses or costs, in each case, incurred by the Company in connection with the transactions completed by this Agreement; provided, however, that the foregoing clauses (a) and (b) shall not include any fees, expenses or disbursements incurred by any member of the Buyer Group, or by the Company which are on behalf of Buyer, including without limitation, the fees and expenses of any member of the Buyer Group’s attorneys, accountants and other advisors.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement between senseFly S.A. and Parent, dated as of April 30, 2021.

“Debt” means both the current and long-term portions of any amount owed (including unpaid interest thereon), without duplication, (a) in respect of borrowed money, (b) in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, (c) in respect of capitalized lease obligations (determined under GAAP) and (d) guarantees of obligations of the type described in clauses (a) through (c); provided, however that notwithstanding the foregoing, Debt shall not be deemed to include (x) any accounts payable incurred in the ordinary course of business or any obligations under undrawn letters of credit or (y) any outstanding letters of credit.

“Deductible” has the meaning set forth in Section 7.04(a).

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“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer Group concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.04(c)(ii).

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Amount” means (a) the Estimated Net Working Capital Amount, plus (b) Estimated Closing Cash, less (c) Estimated Closing Debt, less (d) Estimated Unpaid Company Transaction Expenses, in each case as finally estimated in accordance with Section 2.04(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.04(a).

“Estimated Closing Debt” has the meaning set forth in Section 2.04(a).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.04(a).

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.04(a).

“Expert Calculations” has the meaning set forth in Section 2.04(c)(iv).

“Final Adjustment Amount” means (a) the Closing Net Working Capital Amount, plus (b) Closing Cash, less (c) Closing Debt, less (d) Unpaid Company Transaction Expenses, in each case as finally determined in accordance with Section 2.04(c).

“Final Closing Date Payment Schedule” has the meaning set forth in Section 2.03.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fixed Wing UAV” has the meaning set forth in Section 5.09(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holdback Amount” means $435,000.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Technology” has the meaning set forth in the TLSA (as defined in the senseFly S.A. SPA). For avoidance of doubt, “Licensed Technology” means that Licensed Technology delivered to Buyer and Parent at Closing, and does not include (a) any modifications or derivatives of the Licensed Technology made by or on behalf of senseFly S.A. as “Licensee” under the TLSA (as defined under the TLSA) after Closing, or (b) after Closing, any combination of the Licensed Technology by or on behalf of the Licensee with any hardware, software, service, information, materials, or other technology.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof; (iv) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of war (whether or not declared), acts of terrorism, political instability or other regional, national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent or Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in- place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, pronouncement or guideline or interpretation thereof; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (viii) and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.09(a).

“Negative Adjustment Amount” has the meaning set forth in Section 2.04(d)(i).

“Open Source Software” has the meaning set forth in Section 3.11(g).

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Positive Adjustment Amount” has the meaning set forth in Section 2.04(d)(ii).

“Post-Closing Financial Reporting Information” has the meaning set forth in Section 5.16.

“Post-Closing Payment Schedule” means a schedule, prepared, as the case may be, (a) by Buyer Group with respect to any Negative Adjustment Amount setting forth (i) Buyer’s wire transfer instructions and (ii) the Negative Adjustment Amount, if any, to be paid by Seller to Buyer, or (b) by Seller with respect to any Positive Adjustment Amount setting forth for Seller: (i)    Seller’s wire transfer instructions, and (ii) such Positive Adjustment Amount, if any, to be paid by Buyer Group to Seller.

“Protected Communications” has the meaning set forth in Section 9.14(a).

“Purchase Price” has the meaning set forth in Section 2.02(a)(ix).

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(b).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registered Intellectual Property” has the meaning set forth in Section 3.11(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 5.09(a).

“Review Period” has the meaning set forth in Section 2.04(c)(ii).

“RJA” means Raymond James & Associates, Inc.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in Section 9.14(a).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“senseFly S.A. SPA” has the meaning set forth in Section 6.02(l).

“Signing Press Release” has the meaning set forth in Section 5.12(a).

“Shares” has the meaning set forth in the recitals.

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“Target Net Working Capital Amount” means $645,316.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Unpaid Company Transaction Expenses” means Company Transaction Expenses, but only to the extent they have not been paid by or on behalf of the Company in Cash on or prior to the close of business on the day immediately preceding the Closing Date and have, accordingly, not reduced the Closing Cash.

ARTICLE II
PURCHASE AND SALE

Section 2.01        Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, for the consideration specified in Section 2.02.

Section 2.02        Purchase Price.

(a)	The aggregate purchase price for the Shares shall be allocated and paid as follows:

(i)	$1,565,000 in cash, plus

(ii)	the Estimated Closing Cash, plus

(iii)	the amount, if any, by which the Estimated Net Working

Capital Amount exceeds the Target Net Working Capital Amount, less

(iv)	the Estimated Unpaid Company Transaction Expenses, less

(v)	the Estimated Closing Debt, less

(vi)                the amount if any, by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount (the result of clauses (i) through (vi), the “Closing Date Purchase Price”), plus

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(vii)               any Positive Adjustment Amount, less

(viii)	any Negative Adjustment Amount, plus

(ix)                the Holdback Amount in cash to be paid pursuant to Section 2.07(b) (the result of clauses (i) through (ix), the “Purchase Price”).

Section 2.03        Closing Date Payment Schedule. At least three (3) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer Seller’s good faith draft of the Closing Date Payment Schedule. Seller may update the Closing Date Payment Schedule from time to time prior to the Closing, and shall provide Buyer with a final Closing Date Payment Schedule at least one (1) day prior to the Closing (the “Final Closing Date Payment Schedule”).

Section 2.04        Purchase Price Adjustment.

(a)                  Estimated Purchase Price. Not later than one (1) day before the Closing, Seller shall deliver to Buyer a certificate of the Company (the “Company Pre-Closing Certificate”) executed on its behalf by an officer or similar authorized representative of the Company that sets forth in reasonable detail the Company’s estimates of the (i) Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), (ii) Closing Cash (“Estimated Closing Cash”), (iii) Closing Debt (“Estimated Closing Debt”), and (iv) Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), along with reasonable supporting detail therefor, such estimated to be prepared in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing the Financial Statements. Prior to Closing, Seller and Buyer shall cooperate in good faith to agree upon the calculation of the Estimated Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Debt and Estimated Unpaid Company Transaction Expenses upon which the Closing Date Purchase Price shall be based, provided that, if Seller and Buyer are unable to agree as to any item set forth on the Company Pre-Closing Certificate, then the amount set forth as the Estimated Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Debt or Estimated Unpaid Company Transaction Expenses, as applicable, on the Company Pre-Closing Certificate shall be deemed to be the Company’s, Seller’s and Buyer Group’s estimate of Estimated Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Debt or Estimated Unpaid Company Transaction Expenses, as applicable.

(b)	Calculation. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer Group shall cause the Company, at Buyer Group’s expense, (i) to cause to be prepared, in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing the Financial Statements, an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date, but which shall not reflect the transactions occurring at the Closing (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Company’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses, in each case with reasonable supporting detail therefor, such calculations to be prepared in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing the Financial Statements and on a basis in a manner consistent with the Company’s preparation of the Estimated Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Debt and Estimated Unpaid Company Transaction Expenses; and (ii) deliver to Seller the Closing Balance Sheet and the Closing Date Schedule, together with a certificate of the Company executed on its behalf by the Chief Financial Officer of the Company confirming that the Closing Balance Sheet and the Closing Date Schedule were properly prepared in good faith and in accordance with this Section 2.04(b).

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(c)	Review; Disputes.

(i)                   During the Review Period, Buyer Group shall, and shall cause the Company to, provide to Seller and any accountants or advisors retained by Seller with reasonable access to such books and records of the Company to the extent they relate to the Closing Balance Sheet and the Closing Date Schedule for the purposes of: (A) enabling Seller and its accountants and advisors to calculate, and to review the Company’s calculation of, the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses; and (B) identifying any dispute related to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt or the Unpaid Company Transaction Expenses. Any such review by Seller and its respective accountants and advisors shall be conducted during normal business hours upon reasonable advance notice to Buyer, under the supervision of Buyer’s personnel. Seller shall be responsible for the fees and expenses of any such accountants and advisors it retains for such purposes.

(ii)                 If Seller disputes the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt or the Unpaid Company Transaction Expenses set forth in the Closing Date Schedule, then Seller shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the forty-five (45)-day period commencing upon receipt by Seller of the Closing Balance Sheet, the Closing Date Schedule and the related certificate of the Company’s Chief Financial Officer, all as prepared by the Company in accordance with the requirements of Section 2.04(b) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith.

(iii)                If Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, the Company’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on Buyer Group, the Company and Seller for all purposes of this Agreement.

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(iv)                If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then Seller and Buyer shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses. If Seller and Buyer are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt, and the Unpaid Company Transaction Expenses within forty-five (45) days following delivery of the Dispute Notice, either party shall have the right to refer such dispute to an accounting firm of national reputation that is independent of Buyer Group and the Company and is reasonably acceptable to Seller and Buyer (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) after such forty-fifth (45th) day. In connection with the resolution of any such dispute by the Accounting Firm, (A) each of Buyer and Seller shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses; (B) the Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses in accordance with the terms of this Agreement and using the policies, conventions, methodologies and procedures used by the Company in preparing the Financial Statements within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to Seller and Buyer; and (C) the determination made by the Accounting Firm of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses shall be final and binding on Buyer Group, the Company and Seller for all purposes of this Agreement, absent manifest error. In calculating the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses, the Accounting Firm (x) shall be limited to addressing any particular disputes referred to in the Dispute Notice and (y) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Seller or the Company, and no less than the lower amount calculated by Seller or the Company, as the case may be, the Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses reflected therein and the Closing Net Working Capital Amount, Closing Cash, Closing Debt and the Unpaid Company Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Accounting Firm shall be paid by Seller, on the one hand, and by Buyer Group, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer Group, respectively, bears to the aggregate amount actually contested by Seller and Buyer Group.

(d)	Payment upon Final Determination of Adjustments.

(i)                   If (A) the Estimated Adjustment Amount is greater than (B) the Final Adjustment Amount (such difference between the Final Adjustment Amount and Estimated Adjustment Amount, the “Negative Adjustment Amount”), then (x) Buyer Group shall prepare a Post-Closing Payment Schedule with respect to an amount equal to the Negative Adjustment Amount and deliver such Post-Closing Payment Schedule to Seller, and (y) no later than four (4) Business Days after receipt of such Post-Closing Payment Schedule and in accordance with the Post-Closing Payment Schedule, Seller shall pay, or cause to be paid, to Buyer the Negative Adjustment Amount, by cash in immediately available funds.

(ii)                 If (A) the Final Adjustment Amount is greater than (B) the Estimated Adjustment Amount (such difference between the Final Adjustment Amount and Estimated Adjustment Amount, the “Positive Adjustment Amount”), then (x) Seller shall prepare a Post-Closing Payment Schedule with respect to an amount equal to the Positive Adjustment Amount and deliver such Post-Closing Payment Schedule to Buyer, and (y) no later than four (4) Business Days after receipt of such Post-Closing Payment Schedule and in accordance with the Post-Closing Payment Schedule, Buyer Group shall pay, or cause the Company to pay, in the form of cash, in immediately available funds, the Positive Adjustment Amount set forth in the Post-Closing Payment Schedule to Seller.

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Section 2.05        Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Davis Wright Tremaine LLP, 920 Fifth Avenue, Suite 3300 Seattle, WA 98104 USA, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer Group may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06        Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer Group shall:

(i)                   pay or cause to be paid the Closing Date Purchase Price to Seller, by wire transfer of immediately available funds, in accordance with the payment instructions contained in the Final Closing Date Payment Schedule;

(ii)                 pay or cause to be paid all Unpaid Company Transaction Expenses, as directed by Seller in writing at or prior to Closing; and

(iii)                deliver to Seller all other agreements, documents, instruments or certificates required to be delivered by Buyer Group at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)	At the Closing, Seller shall deliver to Buyer:

(i)                   Copies of share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, it being understood that original share certificates shall be delivered to Buyer’s counsel promptly, but no later than five (5) Business Days, following the Closing Date; and

(ii)                 all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.07        Transactions to be Effected After the Closing.

(a)                  No later than each of December 17, 2022 and December 17, 2023, Seller shall provide an invoice to Buyer setting forth the amount that is equal to 50% of the Holdback Amount due and payable to Seller by Buyer Group on each of December 31, 2022 and December 31, 2023, in cash as set forth, and subject to the set-off rights contemplated, in Section 2.07(b), in substantially similar form as the invoices attached hereto as Exhibit A-1 and Exhibit A-2, respectively. Seller’s delivery of any such invoice shall not be considered a precondition or other condition to Buyer Group’s obligation to pay Seller all amounts due and payable in respect of the Holdback Amount under this Agreement, and no failure by or on behalf of Seller to deliver either such invoice shall operate or be construed as a waiver of Buyer Group’s payment obligations in respect thereof.

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(b)                 Subject to the set-off rights described below, Buyer Group shall retain the Holdback Amount and pay to Seller as follows: (i) 50% of the Holdback Amount on December 31, 2022, and (ii) 50% of the Holdback Amount on December 31, 2023, in each case in cash of immediately available funds in accordance with the payment instructions contained in the Final Closing Date Payment Schedule or as otherwise instructed by Seller no less than three (3) Business Days prior to each such payment date. Buyer shall have the right to withhold and set- off against any Holdback Amount otherwise due to be paid to Seller pursuant to this Section 2.07(b) the amount of (y) any Negative Adjustment Amount owed to it pursuant to Section 2.04(d)(i), and (z) any Losses incurred by any Buyer Indemnitees entitled to indemnification under ARTICLE VII of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer Group that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01        Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and each other transaction document to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The execution and delivery by Seller of this Agreement and each other transaction document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each other transaction document to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties to this Agreement) this Agreement and each other transaction document to which Seller is a party constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02        Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

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Section 3.03        Company Capitalization; Share Ownership.

(a)                  The authorized capital stock of the Company consists of 5,000 shares, par value $0.001 per share, of which 100 shares are issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are collectively owned of record and beneficially by Seller, free and clear of all Encumbrances, other than Encumbrances set forth in Section 3.10(a) of the Disclosure Schedules.

(b)                 All of the Shares were issued in compliance with applicable Laws. None of such Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person except as set forth in Section 3.03(b) of the Disclosure Schedules.

(c)                  Seller has good and valid title to the Shares, free and clear of all Encumbrances except as set forth in Section 3.03(c) of the Disclosure Schedules.

(d)                 Except as set forth in Section 3.03(d) of the Disclosure Schedules, (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (ii) the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights, and (iii) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04        No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05        No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and each other transaction document to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or result in the acceleration or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except in the cases of clause (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 3.06        Financial Statements. True and complete copies of the Company’s annual, unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019 and 2020 and the related statements of income for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2021 and the related statement of income for the six (6)-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07        Undisclosed Liabilities. To Seller’s Knowledge, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08        Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Interim Balance Sheet Date, and other than in the ordinary course of business there has not been, with respect to the Company, any:

(a)                  event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the articles of incorporation or by-laws of the Company;

(c)	split, combination or reclassification of any shares of its capital stock;

(d)                 issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                  declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

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(f)                  material change in any method of accounting or accounting practice of the Company, except as required by GAAP;

(g)                 material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any contract that would constitute a Material Contract;

(i)                   incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(j)                   transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(k)                 transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l)                   abandonment or lapse of or failure to maintain in full force and effect any material Company Intellectual Property registration, or failure to take or maintain reasonable measures to protect the confidentiality of any trade secrets included in the Company Intellectual Property; to its property;

(m)          material damage, destruction or loss (whether or not covered by insurance)

(n)           any capital investment in, or any loan to, any other Person;

(o)           acceleration, termination, material modification to or cancellation of any Material Contract;

(p)           any material capital expenditures;

(q)                 imposition of any Encumbrance upon any of the Company’s material properties, capital stock or assets, tangible or intangible, other than Permitted Encumbrances;

(r)                  (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

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(s)                  hiring or promoting of any person as or to (as the case may be) an officer or senior management position;

(t)                   adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union or other labor organization, in each case whether written or oral;

(u)                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)                 entry into a new line of business or abandonment or discontinuance of any existing line of business;

(w)                adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)                 purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)                  action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company; or

(aa) any contract, agreement or other commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09        Material Contracts.

(a)                  Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements listed in Section 3.11(d) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)                   each agreement of the Company involving aggregate consideration in excess of $50,000 annually or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ prior notice;

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(ii)                 all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $50,000 annually;

(iii)                all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $50,000;

(iv)                except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $50,000;

(v)                 all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(vi)                all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party;

(vii)              all agreements that provide for the indemnification by the Company of any Person or the assumption of any Tax or other Liability of any Person;

(viii)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements to which the Company is a party, in each case involving amounts in excess of

$10,000;

(ix)                all employment agreements and agreements with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice, in each case involving aggregate consideration in excess of $10,000; and

(x)                 all agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)                 Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice (or to Seller’s Knowledge, any oral notice) of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder, but excluding purchase orders in the ordinary course of business) have been made available to Buyer.

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Section 3.10         Title to Assets; Real Property; Sufficiency of Assets.

(a)                  The Company does not own any Real Property. The Company has a valid leasehold interest in all Real Property and good and valid ownership or valid leasehold interest in all tangible personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such ownership and leasehold interests are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                   those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)            liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii)                mechanics, landlords’, warehousemens’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv)                easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; or

(v)                 liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business

(b)                 Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of leased Real Property and all leases for each parcel of leased Real Property (collectively, “Leases”), and (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property. True, complete and correct copies of all Leases have been made available to Buyer. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the leased Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

(c)                  The items of tangible personal property of the Company reflected in the Balance Sheet are in good operating condition and repair, and are adequate for the uses to which they are being put, subject to ordinary, routine maintenance and repairs that are not material in nature or cost. Such items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

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Section 3.11        Intellectual Property.

(a)                  “Intellectual Property” means any and all rights in, arising out or, or associated with any of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, brands, logos, trade names, and similar indicia of source or origin, all registrations, applications for registration and renewals thereof, and the goodwill connected with the use of and symbolized by, any of the foregoing; (ii) copyrights and all registrations, applications for registration and renewals thereof; (iii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (iv) patents and patent applications; (v) internet domain name registrations and social media identifiers; (vi) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (vii) all other intellectual property and related proprietary rights.

(b)                 Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations, and social media identifiers owned by the Company (the “Registered Intellectual Property”). The Company is the sole owner of all Registered Intellectual Property. The Company and all employees who are involved in the prosecution of all U.S. patents and patent applications included in the Registered Intellectual Property have disclosed all material information relating to the patentability of those patents and patent applications to the USPTO to the extent required by U.S. laws and USPTO regulations.

(c)                  Except as set forth in Section 3.11(c) of the Disclosure Schedules, the Company owns or has the right to use all Intellectual Property necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”).

(d)                 Section 3.11(d) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property. True and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder have been made available to Buyer. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(e)                  Except as set forth in Section 3.11(e) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, or has the valid and enforceable right as documented in a Company IP Agreement to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

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(f)                  The Company has entered into binding, valid and enforceable, written agreements with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present and future, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. True and complete copies of all such agreements have been made available to Buyer.

(g)                 “Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org. Except as set forth in Section 3.11(g) of the Disclosure Schedules: (i) the Company’s business as currently and formerly conducted does not and has not used, distributed, sold, resold, or made derivative copies of any Open Source Software. To the extent any Open Source Software is identified in Section 3.11(g) of the Disclosure Schedules, the Company has complied with all marking, attribution and other requirements of the applicable license agreement under which the Open Source Software was or is used.

(h)                 Except as set forth in Section 3.11(h) of the Disclosure Schedules: (i) the conduct of the Company’s business as currently and formerly conducted does not and has not infringed, misappropriated or otherwise violated the Intellectual Property of any Person; (ii) to Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned or exclusively licensed by the Company; and (iii) the Licensed Technology does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. This Section 3.11(h) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

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(i)                   Except as set forth in Section 3.11(i) of the Disclosure Schedules: the Company has not received any written notice as of the date of this Agreement of (i) any alleged invalidity with respect any of the Registered Intellectual Property or (ii) any alleged infringement or misappropriation or other violation of any Intellectual Property of another Person due to any activity by the Company.

(j)                   The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and business, technical and know-how information that is not generally known or readily ascertainable, in each case that is used in the Company’s business.

(k)                 Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property.

(l)                   Except as set forth in Section 3.11(l) of the Disclosure Schedules, there are no demands or legal proceedings (including any opposition, cancellation, revocation, review, or other proceeding in connection with any Registered Intellectual Property), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property; or (iv) auditing or requesting to audit or enforce the Company’s compliance with any Intellectual Property license or agreement. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such demand or legal proceeding. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

Section 3.12        Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances or as otherwise set forth in Section 3.12 of the Disclosure Schedules, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company, except where the failure to maintain adequate or excessive quantities of inventory would not have a Material Adverse Effect.

Section 3.13        Accounts Receivable. Except as set forth in Section 3.13 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

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Section 3.14        Customers and Suppliers.

(a)                  Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $75,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Since the Interim Balance Sheet Date, the Company has not received any written notice (or to Seller’s Knowledge, any oral notice), and to Seller’s Knowledge has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)                 Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Since the Interim Balance Sheet Date, the Company has not received any written notice (or to Seller’s Knowledge, any oral notice), and to Seller’s Knowledge has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.15        Insurance. Section 3.15 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect on the date of this Agreement, shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement and all premiums due on such Insurance Policies have been paid. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and agreements to which the Company is a party or by which it is bound.

Section 3.16        Legal Proceedings; Governmental Orders.

(a)                  Except as set forth in Section 3.16(a) of the Disclosure Schedules, as of the date of this Agreement, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such legal proceeding.

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(b)                 Except as set forth in Section 3.16(b) of the Disclosure Schedules, as of the date of this Agreement, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. To Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.17        Compliance With Laws; Permits.

(a)                  The Company has, since January 1, 2018 been, and is in material compliance, with applicable Law.

(b)                 As of the date of this Agreement, to Seller’s Knowledge, all material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

(c)                  None of the representations and warranties contained in this Section 3.17 shall be deemed to relate to employee benefits matters (which are governed by Section 3.18), employment matters (which are governed by Section 3.19) or Tax matters (which are governed by Section 3.20).

Section 3.18        Employee Benefit Matters.

(a)                  Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each material benefit, retirement, deferred compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any liability for premiums or benefits (as listed on Section 3.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). Seller has made available to Buyer accurate, current and complete copies of all Benefit Plan documents as reasonably requested by Buyer.

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(b)                 To Seller’s Knowledge, each Benefit Plan and related trust is in material compliance with all applicable Laws (including ERISA). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws.

(c)                  No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV or ERISA; or (ii) is a “multi- employer plan” (as defined in Section 3(37) of ERISA).

(d)                 Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)                  (i) There is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits); and (ii) no Benefit Plan is under examination or audit by a Governmental Authority.

(f)                  Except as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination in connection with the transaction contemplated by this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h)                 Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

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(i)                   Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(j)                   The representations and warranties set forth in this Section 3.18 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.19        Employment Matters.

(a)                  Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.19(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)                 The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2019 there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(c)                  The Company has, since January 1, 2018 been, and is in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees and independent contractors of the Company. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.19(c) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company or the engagement or termination of any current or former independent contractor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

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(d)                 The representations and warranties set forth in this Section 3.19 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.20        Taxes.

(a)                  Except as set forth in Section 3.20 of the Disclosure Schedules:

(i)                   The Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company have been paid or accrued.

(ii)                 The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iii)                No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(iv)                There are no ongoing actions, suits, claims, investigations, examinations, audits or other legal proceedings by any taxing authority in any jurisdiction against the Company.

(v)                 All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid

(vi)                There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(vii)         The Company is not a party to any Tax-sharing or Tax indemnity agreement.

(viii)        All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(b)                 Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2018.

(c)                  Except for certain representations related to Taxes in Section 3.18, the representations and warranties set forth in this Section 3.20 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

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Section 3.21        Brokers. Except for RJA, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.22        Books and Records. Complete and correct copies of the Company’s minute books and stock record books have been made available to Buyer. The Company’s minute books made available to Buyer contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of the Company and its board of directors. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.23        No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer, Parent and their respective Representatives, and any information, documents or material made available to Parent or Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Company, or any representation of warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer jointly and severally represent and warrant to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01        Organization and Authority of Buyer. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Each of Parent and Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Buyer of this Agreement, the performance by each Parent and Buyer of its obligations hereunder and the consummation by each of Parent and Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Parent and Buyer. This Agreement has been duly executed and delivered by each of Parent and Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02        No Conflicts; Consents. The execution, delivery and performance by each of Parent and Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of either Parent or Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to either Parent or Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Parent or Buyer is a party, except in the case of clause (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Parent’s or Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Parent or Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the Current Report on Form 8-K to be filed with the SEC regarding the transactions contemplated hereby, and (ii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Parent’s or Buyer’s ability to consummate the transactions contemplated hereby.

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Section 4.03        Investment Purpose.

(a)                  Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b)                 Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. Buyer, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

(c)                  Parent has filed or furnished all reports, schedules, forms, proxy statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC since January 1, 2018 (collectively, “Parent’s SEC Documents”). Parent’s SEC Documents are publicly available and can be accessed by Seller at www.sec.gov. As of their respective dates (or, if amended or supplemented, as of the date of the most recent amendment or supplement), each of Parent’s SEC Documents complied with the Securities Exchange Act of 1934, as amended, the Securities Act and the Sarbanes Oxley Act of 2002, and any rules and regulations promulgated thereunder.

(d)                 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).

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(e)                  Each of Parent and Buyer understands that the Shares are being offered and sold to Buyer in reliance upon specific exemptions from the registration requirements of foreign, federal and state securities laws and that Seller is relying in part upon Parent’s and Buyer’s statements in ARTICLE IV in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Shares.

Section 4.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Parent or Buyer.

Section 4.05        Sufficiency of Funds. Buyer Group has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06        Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Parent’s or Buyer’s knowledge, threatened against or by Parent or Buyer or any Affiliate of Parent or Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07         Independent Investigation. Each of Parent and Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Each of Parent and Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.08         No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Buyer, Parent or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Parent, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or Parent furnished or made available to Seller and its Representatives (including any information, documents or material made available to Seller, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer or Parent, or any representation of warranty arising from statute or otherwise in law.

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ARTICLE V
COVENANTS

Section 5.01        Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall cause the Company, to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. In furtherance of the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)                  cause the Company to preserve and maintain all of its Permits;

(b)           cause the Company to pay its debts, Taxes and other obligations when due;

(c)           cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                 cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)                  cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)                  cause the Company to perform all of its obligations under all agreements relating to or affecting its properties, assets or business;

(g)           cause the Company to maintain its books and records in accordance with past practice; Laws; and

(h)           cause the Company to comply in all material respects with all applicable

(i)            cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 5.01 to occur.

Section 5.02        Access to Information. From the date hereof until the Closing, Seller shall cause the Company, to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to materially interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to RJA or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, neither Parent nor Buyer shall not contact any suppliers to, or customers of, the Company. Each of Parent and Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.

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Section 5.03        [Intentionally deleted].

Section 5.04        No Solicitation of Other Bids.

(a)                  During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.02, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of their Representatives to, directly or indirectly, (i) solicit, entertain or consider an Acquisition Proposal; or (ii) negotiate with or in any manner encourage, discuss, accept or consider an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; provided, however, this Section 5.04 shall not limit Seller’s ability to raise additional capital or otherwise undertake equity or debt issuances if such transactions would not change the nature and structure of the transaction contemplated by this Agreement.

(b)                 In addition to the other obligations under this Section 5.04, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                  Seller agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 5.05        Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules at the Closing.

Section 5.06        Employees; Benefit Plans.

(a)                  From and after the Closing Date until the first (1st) anniversary thereof (or if earlier, the date of the employee’s termination of employment with the Company), Buyer Group agrees and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) salaries, wages and other benefits that, in the aggregate, are no less favorable than the salaries, wages and other benefits (excluding any equity compensation) provided by the Company immediately prior to the Closing, upon terms and conditions that are substantially similar to those in effect for such Company Continuing Employee immediately prior to the Closing Date.

(b)                 With respect to any employee benefit plan maintained by Buyer Group or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing or within the plan year of the Buyer Benefit Plan during which the Closing occurs, Buyer Group shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)                  This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Employee or any other Person to any continued employment with the Company, Parent, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.07        Director and Officer Indemnification.

(a)                  Buyer Group agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the articles of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.07(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

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(b)                 The obligations of Buyer Group and the Company under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(c)                  In the event Parent, Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent, Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07.

Section 5.08        Confidentiality.

(a)                  Buyer Group acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer Group pursuant to this Agreement, as if Seller were a party to the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.08 shall nonetheless continue in full force and effect and shall apply to all information provided to Buyer Group pursuant to this Agreement as if Seller were a party to the Confidentiality Agreement.

(b)                 From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.09        Non-Competition; Non-Solicitation.For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, manufacture, market, distribute or sell, anywhere in the world, any unmanned aerial vehicle (or UAV, commonly known as a drone, i.e. an aircraft without any human pilot, crew or passengers on board) flying by utilizing the lift generated by the aircraft’s forward motion and the shape of its wings, with wings that do not move (“Fixed Wing UAV”), it being understood that “Fixed Wing UAV” does not include an hybrid VTOL (Vertical Takeoff and Landing) fixed wing UAV, with rotary propellers integrated into the aircraft’s wings, allowing for vertical take-off and landing of the UAV.

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(b)                 During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.09(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)                  During the Restricted Period, each of Parent and Buyer shall not, and shall not permit any of its and their respective Affiliates (including the Company) to, directly or indirectly, hire or solicit any employee of Seller or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.09(c)shall prevent Parent or Buyer or any of its or their respective Affiliates from hiring (i) any employee whose employment has been terminated by Seller or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d)                 Each of Seller, Parent and Buyer acknowledges that a breach or threatened breach of this Section 5.09 would give rise to irreparable harm to Parent and Buyer, on the one hand, and Seller, on the other hand, as applicable, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller, on the one hand, or Parent or Buyer, on the other hand, as applicable, of any such obligations, Parent and Buyer, on the one hand, and Seller, on the other hand, as applicable, shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)                  Each of Seller, Parent and Buyer acknowledges that the restrictions contained in this Section 5.09 are reasonable and necessary to protect the legitimate interests of Parent and Buyer, on the one hand, and Seller, on the other hand, as applicable, and constitute a material inducement to Parent and Buyer, on the one hand, and Seller, on the other hand, as applicable, to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.09 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.09 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.10        [Intentionally deleted].

Section 5.11        Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.12        Securities Laws Disclosure; Publicity.

(a)                  No later than one (1) Business Day after the date hereof, each of Parent and Seller (or its Affiliate) shall issue a single, joint press release mutually agreed upon by the other party, disclosing the material terms of the transactions contemplated hereby and by the senseFly S.A. SPA (the “Signing Press Release”), and (b) no later than four (4) Business Days after the date hereof, Parent shall file, with Seller’s approval (not to be unreasonably withheld or delayed) a Current Report on Form 8-K with the SEC, including this Agreement and any other documents in connection with the transactions contemplated hereby. Parent and Seller (or its Affiliate) shall coordinate their issuances of the Signing Press Release so that that the Signing Press Release is issued simultaneously at 2:30am ET (i.e., 8:30am CET). The parties hereto agree that, other than the Signing Press Release, no other press release regarding the transactions contemplated hereby shall be issued by either party except as otherwise provided under Section 5.12(b) below.

(b)                 Parent and Seller shall consult with each other in issuing any other press releases and making any other filings with the SEC with respect to the transactions contemplated hereby, and neither Buyer Group nor Seller shall issue any such press release nor make any such other filings with the SEC without the prior consent of Parent (in the case of Seller) and Seller (in the case of Buyer Group), which consent shall not be unreasonably withheld or delayed, except if such disclosure is required by applicable Law or stock exchange requirements, in which case the disclosing party shall promptly provide the other party with reasonable prior notice of such disclosure.

Section 5.13        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Buyer Group and Seller when due. Buyer Group shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

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Section 5.15        Returns for Periods Through the Closing Date. Parent and Buyer acknowledge and agree that the consolidated group of corporations of which Seller is the common parent shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into account under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the end of the Closing Date and pay any federal income Tax attributable to such income. Buyer shall, or shall cause the Company to, furnish Tax information to Seller for inclusion in Seller’s federal consolidated income Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

Section 5.16        Post-Closing Financial Reporting Information. Promptly following the Closing and no later than fourteen (14) Business Days after the Closing Date, Buyer shall cause the Company to deliver to Seller complete and correct unaudited financial statements consisting of the statement of income and the cash-flow statement of the Company as at September 30, 2021 and the related balance sheet for the nine (9)-month period then ended and any other financial information of the Company relating to periods requested by Seller (collectively, the “Post-Closing Financial Reporting Information”), for use by Seller and its Affiliates in compliance with their respective financial reporting and filing obligations pursuant to applicable securities Laws and securities exchange requirements. The Post-Closing Financial Reporting Information shall be prepared by the Company using, and in a manner consistent with, the policies, conventions, methodologies and procedures historically used by the Company in preparing the Financial Statements. Buyer shall cause the Company to cooperate in good faith with and assist Seller and its Affiliates in respect of their aforementioned financial reporting obligations, including by causing the Company to submit and input in a timely manner, under Seller’s and its Affiliates’ supervision, all such financial information in respect of the Company into Seller’s and its Affiliates’ SAP BPC (BusinessObjects Planning and Consolidation) and SAP BFC (BusinessObjects Financial Consolidation) systems. In furtherance of the foregoing, Buyer shall, and shall cause the Company to, provide Seller and its Affiliates and its and their respective Representatives full and prompt access to the books and records and personnel of the Company and all other documents and data related to the preparation and completion of the Post- Closing Financial Information as may be required by Seller or its Affiliates or their respective advisors.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01        Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. No legal proceeding shall have been commenced against Parent, Buyer, Seller or the Company, which seeks to or would prevent the Closing.

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(b)	[Intentionally deleted.]

Section 6.02        Conditions to Obligations of Parent and Buyer. The obligations of Buyer Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer Group’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                  The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)                 Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other transaction documents to which Seller is a party to be performed or complied with by it prior to or on the Closing Date.

(c)                  Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied with respect to Seller.

(d)                 Buyer shall have received a certificate of a duly authorized officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e)                  Buyer shall have received a certificate of a duly authorized officer or director of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)                  Buyer shall have received a duly authorized and executed certificate certifying that no interest in the Company is a “United States real property interest” within the meaning of Code Section 897(c)(1) and otherwise satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

(g)                 Seller shall have delivered, or caused to be delivered, the items set forth in Section 2.06(b).

(h)                 From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

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(i)                   Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(j)                   Seller shall have delivered to Buyer the Company Pre-Closing Certificate contemplated in Section 2.04(a).

(k)                 Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(l)                 The transactions contemplated by that certain Stock Purchase Agreement, dated as of October 18, 2021, by and between Parrot Drones S.A.S. and Parent (the “senseFly S.A. SPA”), shall close simultaneously with the Closing hereunder.

(m)                Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03        Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                  The representations and warranties of Parent and Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Parent’s or Buyer’s ability to consummate the transactions contemplated hereby.

(b)                 Each of Parent and Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                  Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of Parent and Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d)                 Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent and Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of Parent and Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

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(e)                  Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent and Buyer certifying the names and signatures of the officers of each of Parent and Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)                  Parent and Buyer shall have delivered, or caused to be delivered, to Seller, the items set forth in Section 2.06(a).

ARTICLE
VII INDEMNIFICATION

Section 7.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03(c), Section 3.21, Section 4.01 and Section 4.04 shall survive indefinitely, (b) Section 3.18 and Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days, and (c) Section 3.11(h)(iii) shall survive until the date that is three (3) years from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02        Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”), against, and shall hold the Buyer Indemnities harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnities based upon, arising out of, with respect to or by reason of (without duplication):

(a)                  any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)                  any Company Transaction Expenses or Closing Debt of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Purchase Price pursuant to Section 2.02.

Section 7.03        Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Parent and Buyer shall jointly and severally indemnify Seller and its Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of (without duplication):

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(a)                  any inaccuracy in or breach of any of the representations or warranties of Parent or Buyer contained in this Agreement; or

(b)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Buyer pursuant to this Agreement.

Section 7.04        Certain Limitations. The party making a claim under this ARTICLE VII is also referred herein as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)                  The right of the Buyer Indemnitees to be indemnified pursuant to this ARTICLE VII shall be the sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of any Seller or on the part of the Company prior to the Closing, in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement. The right of the Seller Indemnitees to be indemnified pursuant to this ARTICLE VII shall be the sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of Parent, Buyer, or on the part of the Company after the Closing, in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement. No current or former member, shareholder, board member, officer, employee, Affiliate or advisor of the Company or Seller (solely in their capacity as such) shall have any liability of any nature to Buyer or any Affiliate of Buyer with respect to any breach of any representation, warranty, covenant, agreement or obligation contained in, or any other breach of, this Agreement.

(b)                 No Indemnifying Party shall be liable to an Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $50,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which an Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $10,000 (which Losses shall not be counted toward the Deductible) Notwithstanding the foregoing, the limitations set forth in this Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03(c), Section 3.21, Section 4.01 and Section 4.04.

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(c)                  The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed twelve and one-half percent (12.5%) of the Purchase Price. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 3.01, Section 3.03(c), Section 3.21, Section 4.01 or Section 4.04, as the case may be, shall not exceed the Purchase Price.

(d)           Payments by an Indemnifying Party pursuant to Section 7.02 and Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by an Indemnified Party (or the Company) in respect of any such claim. Each Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)           Payments by an Indemnifying Party pursuant to Section 7.02 and Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by each Indemnified Party.

(f)                  In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent such damages are actually awarded to a Governmental Authority or other third party.

(g)                 Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.05        Indemnification Procedures.

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(a)                  Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third- Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third- Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer Group shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.08) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of- pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)                 Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)                  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06        Payments.

(a)                  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to ten percent (10%).

(b)                 Any Losses payable by Seller to a Buyer Indemnitee pursuant to this ARTICLE VII shall be satisfied, subject to the limitations set forth in Section 7.04: (i) first, from the Holdback Amount; and (ii) second, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee from the Holdback Amount, from Seller.

Section 7.07        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08        Exclusive Remedies. In furtherance of, and subject to, Section 7.04(a), each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in Section 7.04(a) or this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of intentional fraud by any party hereto.

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ARTICLE VIII
TERMINATION

Section 8.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)	by Buyer by written notice to Seller if:

(i)                   Parent or Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Seller within thirty (30) days of Seller’s receipt of written notice of such breach, inaccuracy or failure from Buyer; or

(ii)                 any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by October 29, 2021 (the “Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by Seller by written notice to Buyer if:

(i)                   Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Parent or Buyer within thirty (30) days of Parent and Buyer’s receipt of written notice of such breach, inaccuracy or failure from Seller; or

(ii)                 any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)	by Buyer or Seller in the event that:

(i)                   there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

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(ii)                 any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            as set forth in this ARTICLE VIII, Section 5.08 and ARTICLE IX hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to RJA.

Section 9.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Parrot, Inc.
c/o Parrot S.A.
174 Quai de Jemmapes 75010 Paris, France
E-mail: legal@parrot.com
Attention: Directeur Juridique

with a copy to (which shall not constitute notice):

Davis Wright Tremaine LLP
920 Fifth Avenue, Suite 3300 Seattle, WA 98104 USA
Attn: Stuart Campbell
Email: stuartcampbell@dwt.com
Facsimile: (206) 757-7017

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If to Parent or Buyer:	AgEagle Aerial, Inc.
c/o AgEagle Aerial Systems Inc.
8863 E. 34th Street North
Wichita, Kansas 67226
E-mail: brandon.declet@ageagle.com
Attention: Brandon Torres Declet

with a copy to (which shall not constitute notice):

Carlton Fields, P.A.
2 MiamiCentral
700 NW 1st Avenue, Ste. 1200
Miami, Florida 33136-4118
E-mail: rmacaulay@carltonfields.com
Facsimile: (305) 530-0055
Attention: Robert B. Macaulay

Section 9.03        Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Schedules, Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. This Agreement is the result of negotiations among, and has been reviewed by, the parties and their respective legal counsel. The Disclosure Schedules, Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 9.06        Entire Agreement. This Agreement and the other transaction documents contemplated hereby constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly- owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08        No Third-Party Beneficiaries. Except as provided in Section 5.07 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of York or any other jurisdiction).

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(b)                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).

Section 9.11        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including signature via DocuSign, RightSignature or similar services) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13        Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (solely in their capacity as such), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

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Section 9.14        Representation of Counsel.

(a)                  Notwithstanding anything to the contrary contained herein, the parties hereto intend that all privileged communications at or before the Closing between the Company and/or Seller (collectively, the “Seller Group”), on the one hand, and any of their attorneys, on the other hand, including all communications relating to the negotiation of the transactions contemplated by this Agreement or the other Transaction Documents and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Seller Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with Seller and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Parent, Buyer or any of their respective Affiliates or any successor or assign of any of the foregoing (collectively, the “AgEagle Group”). Accordingly, as of immediately before the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to Seller and (ii) no member of the AgEagle Group will have any right, title, interest or benefit in or to, or right to access or use, any of the Protected Communication or any Associated Rights.

(b)                 If and to the extent that, at any time from and after the Closing, any member of the AgEagle Group will have any Associated Rights, each member of the AgEagle Group will not, and will cause the other members of the AgEagle Group not to, waive such Associated Rights without the prior written consent of Seller (which consent may be withheld, conditioned or delayed in their respective sole discretion). Parent, for itself and its Affiliates (including Buyer), agrees to take commercially reasonable efforts, at Seller’s sole cost and expense, to carry out the purposes of this Section 9.14, including the assignment of the Protected Communications and Associated Rights to Seller hereunder.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

PARROT, INC.

By:	/s/ Henri Seydoux

Name:	Henri Seydoux

Title:	Chief Executive Officer

PARENT:

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Brandon Torres Declet

Name:	Brandon Torres Declet

Title:	Chief Executive Officer

BUYER:

AGEAGLE AERIAL, INC.

By:	/s/ Brandon Torres Declet

Name:	Brandon Torres Declet

Title:	Chief Executive Officer

[Signature page to Stock Purchase Agreeme nt]

Exhibit A-1

Seller Invoice in re: Holdback Amount due December 31, 2022

[see attached]

Exhibit A-1

[FINAL FORM]

Parrot, Inc.

c/o Parrot S.A.

174 QUAI DE JEMMAPES

75010 PARIS
FRANCE

A l’attention de :

AgEagle Aerial, Inc.

c/o AgEagle Aerial Systems Inc. 8863 E. 34th Street North Wichita, Kansas 67226 U.S.A.

Facture / Invoice

Date : , 2022

Designation	Quantity	Unit Price	Amount In USD
100.0% of the Holdback Amount*, of which 50% is due and payable on December 31, 2022.	1	$[ ]*	$[ ]*

Capitalized terms used but not otherwise defined in this invoice shall have the meanings ascribed to them in that certain Stock Purchase Agreement dated as of [ ] by and among Parrot, Inc., a New York corporation (“Seller”), on the one hand, and AgEagle Aerial Systems Inc., a Nevada corporation (“Parent”) and AgEagle Aerial, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Buyer” and together with Parent, “Buyer Group”), on the other hand.

*Less any amounts which may be owed by Parrot Drones S.A.S. in respect of (i) any Negative Adjustment Amount pursuant to Section 2.04(d) of the Purchase Agreement or (ii) Losses incurred by any Buyer Indemnitees entitled to indemnification under Article VII of the Purchase Agreement, for which the Holdback Amount shall be subject to withholding or set-off by Buyer.

$[ ]*
Net Before VAT
0
VAT%
Net VAT included	$[ ]*

Exhibit A-2

Seller Invoice in re: Holdback Amount due December 31, 2023

[see attached]

Exhibit A-2

[FINAL FORM]

Parrot, Inc.

c/o Parrot S.A.

174 QUAI DE JEMMAPES

75010 PARIS
FRANCE

A l’attention de :

AgEagle Aerial, Inc.

c/o AgEagle Aerial Systems Inc. 8863 E. 34th Street North Wichita, Kansas 67226 U.S.A.

Facture / Invoice

Date : , 2023

Designation	Quantity	Unit Price	Amount In USD
100.0% of the remaining balance Holdback Amount*, due and payable on December 31, 2023.	1	$[ ]*	$[ ]*

Capitalized terms used but not otherwise defined in this invoice shall have the meanings ascribed to them in that certain Stock Purchase Agreement dated as of [ ] by and among Parrot, Inc., a New York corporation (“Seller”), on the one hand, and AgEagle Aerial Systems Inc., a Nevada corporation (“Parent”) and AgEagle Aerial, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Buyer” and together with Parent, “Buyer Group”), on the other hand.

*Less any amounts which may be owed by Parrot Drones S.A.S. in respect of (i) any Negative Adjustment Amount pursuant to Section 2.04(d) of the Purchase Agreement or (ii) Losses incurred by any Buyer Indemnitees entitled to indemnification under Article VII of the Purchase Agreement, for which the Holdback Amount shall be subject to withholding or set-off by Buyer.

$[ ]*
Net Before VAT
0
VAT%
Net VAT included	$[ ]*